EXHIBIT (21)

                   SUBSIDIARIES OF REGISTRANT

Registrant owns 100% of the outstanding stock of each of the following corporations:


                NAME                            STATE OF INCORPORATION
   ---------------------------------------      ----------------------

   Great Oaks Insurance Company                 Ohio

   Harleysville-Atlantic Insurance Company      Georgia

   Harleysville Insurance Company
    of New Jersey                               New Jersey

   Huron Insurance Company                      Pennsylvania

   Lake States Insurance Company                Michigan

   Mid-America Insurance Company                Connecticut

   Minnesota Fire and Casualty Company          Minnesota

   New York Casualty Insurance Company          New York

   Worcester Insurance Company                  Massachusetts

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